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                                                                    EXHIBIT 99.1


                                IDEX CORPORATION

                             MODERATOR: SUSAN FISHER
                                JANUARY 30, 2007
                                   1:30 PM CT


Operator:             Good afternoon. My name is Meredith and I'll be your
                      conference operator today. At this time I would like to welcome everyone to the IDEX Corporation Fourth Quarter
                      2006 Earnings Release conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session.

                      If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

                      If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you. I would now like to turn the conference over to Susan Fisher, Director of Investor Relations. Please go ahead ma'am.

Susan Fisher:         Good afternoon and thank you everyone for joining us for
                      our discussion today of the IDEX Fourth Quarter and Full
                      Year '06 financial results.

                      Earlier this morning we issued a press release outlining our company's financial and operating performance for the three and 12 month period ending December 31, '06.

                      That press release along with presentation slides to be used during today's Web cast can be accessed on our company home page at www.idexcorp.com.

                      Joining me today from IDEX management are Larry Kingsley, Chairman and Chief Executive Officer and Dom Romeo, Vice President and Chief Financial Officer.

                      The format for our call today is as follows. First, Larry will update you on our progress during the fourth quarter and '06 across our company in four business segments.

                      Dom will then take you through our financial results for the quarter and year. Following our prepared remarks, we'll open the line for your questions.

                      If you should need to exit the call for any reason, you may access a complete replay beginning approximately 2 hours after this call concludes by dialing the toll-free number, 800-642-1687 and entering the conference ID number 5707350. Or simply log on to our company home page for the Web cast replay.

                      As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in our company's filings with the SEC.

                      With that I'd like to turn this call now over to our CEO, Larry Kingsley. Larry?

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Larry Kingsley:       Thanks Susan. As Susan mentioned, the format of the call
                      today is to provide you with a progress report of the company and that is to help you build an understanding of how our portfolio is evolving and how our strategy is delivering results and why we're so positive on prospects for continued strong performance as we look into '07.

                      Before I walk through the progress report, I'll summarize the quarter of the year though. For the quarter, orders were up 25%. Sales were up 19%. Operating margin was up 100 basis points. And that's 150 basis points when you factor out the impact of option expense.

                      EPS was up 26% to 67 cents. And for the year, orders were up 16%, sales up 14%, operating margin up 160 basis points on an apples to apples basis. And EPS is up 20%.

                      You have the performance information on Slide 6 and 7 for your reference. So obviously a very strong finish to just a super year. And most importantly we finished with a strong order book headed into the new year.

                      Later in our prepared remarks, Dom will walk you through the quarter and all the detail that we typically do and also break out the segment results.

                      We executed all around the company and realized terrific performance versus our stated metrics as well as our internal plans.

                      We continue to achieve our operational excellence associated savings with annual incremental savings in the $20 million range. And that's real materials and labor productivity.

                      Our price realization for the year was standard IDEX fare at about 2%. Again, we didn't see large inputs as increases for the fourth quarter similar to what we've seen on a full year basis.

                      Free cash was strong again for the year at 1.1 times income.

                      Beyond the bottom line performance that we're achieving, we are meeting or we're exceeding our customer's expectations.

                      Our business model of niche market applied custom products continues to differentiate us and frame the acquisition criteria for our business development group.

                      We completed five acquisitions in '06 which added $125 to $130 million in annualized revenue. Airshore, acquired at the beginning of the year, brings pneumatic and mechanical struts to our respite tools capability.

                      JUNAIR, acquired in February, has been a good addition to our Health and Science, clean, quiet air product capabilities.

                      EPI, acquired in May, continues to open many new Health and Science applications.

                      Banjo and now Toptech are adding to our Fluid and Metering capability.

                      All the acquisitions will be excellent long term growth additions for us and they will all generate fantastic economic returns.

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                      So with that performance summary in mind, I'll begin our
                      progress report with Fluid and Metering. And I'm on Slide
                      8.

                      Our Fluid Metering business operates within a large available market -- about an $8 billion segment.

                      We provide highly engineered applied solutions to systems which serve end markets like refined fuels and gases, chemical, water treatment and many other attractive application specific solutions such as sanitary fluid components for pharma and food production systems.

                      Building from our core fluid movement and management products, we see excellent opportunities to continue to expand our addressable market by way of acquisition still focusing within the higher growth end use segments.

                      Fluid Metering is making solid progress on their internal initiatives with organic growth of 10% for the quarter and year.

                      Through the implementation of our operational excellence initiative mix model lean and strategic sourcing, we continue to leverage our existing fixed cost structure and we see similar leverage looking forward.

                      Operating margin for '06 expanded to 20.6% -- an improvement of 170 basis points versus '05.

                      Fluid Metering ended the year very strong with Q4 organic orders growth of 14%. We continue to see solid orders growth driven primarily by infrastructure repair and expansion, but also by solid industrial end market demands.

                      The fundamentals for capital commitment associated with downstream oil and gas remained especially strong as does the demand by - driven by expansion of the fossil fuel alternatives.

                      Current energy based demand is coming from a variety of new applications building on our original custody transfer market focus.

                      In addition to the broader application base, we're realizing a much broader geographic base for the order from Africa, the Middle East, Eastern Europe and Russia.

                      The chemical market leading indicators are very positive as we look into '07 as well. Our pumps and meters remain a key enabling technology in the production, processing and transport of organic and petrochemicals.

                      We recently expanded our liquid vane pump series within this market to address the need for accurate reliable pumping of a variety of low viscosity flammable and corrosive chemicals.

                      U.S. and European capital commitments and maintenance remain strong and Asian capital commitment continues to outpace the rest of the world.

                      The worldwide need for clean water continues to drive demand for dosing pumps, flow meters, sludge handling pumps, controls and instrumentation as well as completely integrated systems.

                      In the water market, our applications range from municipal water and waste water treatment to cooling towers and power generation plants.

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                      During the fourth quarter, in water, as was the case in
                      energy, we saw a broader geographic base for the new business.

                      The development country infrastructure and applications are generating an increasing percentage of the new project activity. China, in particular, is devoting significant funding to bring their systems up to modern standards.

                      Within sanitary, multi-nationals in the food and beverage and the pharmaceutical markets continue to pursue operational productivity improvement as a way to expand margins while increasing their global footprint and more competitive faster growing emerging markets.

                      The generic pharmaceuticals continue to spend while the market leaders are looking to counter the impending competitive impact of products coming off patent protection. As a result, we're seeing continued process re-engineering and new plant opportunities.

                      In the other Fluid and Metering serve segments, our business continues to grow very nicely such as in specialty engine and turbine applications.

                      Core drivers here are supplemental power generation, alternative energy, and development to improve large engine efficiency.

                      So, in summary for the Fluid and Metering business at this stage, our strategic initiatives are providing great returns. We've made some very good choices in terms of attractive market segments to build our way into.

                      The new business opportunities are broad based with more international content. As a matter of fact, about 10% of FMT sales are now are Asian born.

                      Mostly importantly, the size of the addressable market continues to expand nicely with great acquisition potential.

                      I'm now going to dive into a specific Fluid and Metering initiative to illustrate how we've transformed our thinking and how it impacts the portfolio. If you have the slides, you'll flip to Slide 9.

                      We acquired Liquid Controls in the first quarter of 2001. At the time LC was a $50 million business.

                      LC historically provided pumps and controls used in downstream oil custody transfer applications in North America which was - and is- a nice niche.

                      We built on the LC base by acquiring a couple other small businesses. And by 2004, LC was an $85 million business.

                      More recently, we decided that we had the kernel, but needed to rethink the strategy and the scope of what we were targeting.

                      So we assembled a very strong new leadership team. We reassessed our global opportunity and market access including changes required to develop the international chain.

                      We built a new European manufacturing center. We reconfigured portions of our supply chain to lower cost regions including expanding the content of what we make in our Indian facility.

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                      We expanded our product offering. We mapped out all of
                      what we needed to build out a complete solution for precision measurement and management of downstream refined fuels and gases.

                      We're now acquiring the strategic complement to our base product.

                      So exclusive of '07 acquisitions, LC today is $125 million global business.

                      From a North American product-based business with a narrow focus to a global platform focused on precision measurements and management of energy associated liquids and gases. And that's anywhere in the world.

                      It's easy for us to envision how we can now expand the LC strategy again, beyond energy to other high valued fluids.

                      New initiatives like what we've done to dramatically expand the scope of the Liquid Controls group, our Fluid and Metering businesses are evolving well beyond pumps, valves, flow meters and discrete components to more of a systems approach encompassing all security, data management and control.

                      Commercial excellence is evolving at IDEX. It's evolving to rival our never- ending dedication to operational excellence.

                      Our strategic mapping process which is the backbone to what we've done to transform Liquid Controls is one of the key commercial excellence tools helping us build and transform the company.

                      To continue in this vein, I'll turn to Toptech now, our most recent acquisition in December.

                      If you look at Slide 10, it will help you understand how Toptech dovetails with our expanded Liquid Control strategy.

                      Toptech was not for sale, however we, together with a Toptech team, determined that it was an excellent fit for their business and a tremendous enabler for our strategy.

                      Toptech's expertise and terminal automation and terminal management will become the supervisory control system to our existing precision metering and control capability.

                      Through Toptech we are building are on core FMT strength, terminal automation and transaction management are becoming increasingly important given the growing complexity of the fuel mixtures.

                      More additives and more shared terminals at multiple company products per terminal,but also there's a drive toward global system standardization among the global producers and the distributors.

                      The Toptech systems are the terminal management control system of choice in North America and will establish that same position globally over the next couple of years.

                      Toptech is already opening up new terminal automation and fuel blending opportunities for us with their customers and increasing the system content opportunity with our pre-existing customers and major oil companies and the distributors.

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                      So this is not just a natural fit, but an expansion of our capability that will further enable us to automate the terminal and move into a much higher value contribution for how we participate in a variety of downstream energy applications.

                      Let's turn now to Health and Science. As you know we serve a large addressable market here as well. We target small scale highly accurate pumps, valves, fittings, medical devices as well as sub-systems for fluid and gas handling.

                      The market segments are analytical instrumentation, clinical diagnostics, and medical technology products. Organic growth in Health and Science for '06 was very strong at 13% while operating margins improved 80 basis points to 19.1%.

                      We also completed and integrated the acquisitions of EPI and JUN-AIR including these new businesses and the five other businesses we acquired since 2000, Health and Science now represents 26% of the total company revenues.

                      Beyond the inherent growth that we're realizing within Health and Science, the end market diversification is key to how we intend to build and sustain our overall growth model.

                      The underlying market drivers here are all the end market drivers that you typically find within healthcare - both privately and publicly funded - for pharmaceutical research and drug discovery and clinical testing. It's also medical and dental equipment and implantable devices.

                      Much of what is driving the market growth for our products specifically is a need for repeatable, very accurate measurement of smaller sample sizes, coupled with a desire for faster sample analysis, and it's particularly in the analytical instrumentation applications.

                      So we've developed and are the world leader for new-generation high pressure and high temperature valves, pumps, tubings and fittings. These next generation technologies are allowing analysis times to improve four to seven times.

                      The application base for this instrumentation continues to broaden as more global applications are continually developed to discretely separate the chemical constituents of various compounds - that's to validate and monitor drug formulations including water quality, as well industrial quality control applications.

                      The Health and Science business is growing as a more global end customer application base as well. We also continue to broaden our product base for our pumps, injection valves, check valves, new gassing systems, liquid end assemblies and flow cells many of which are customized configurations designed together with the instrument manufacturers.

                      For the strategy here, it's similar to Fluid and Metering
                      - target high growth market segments and build out all that is related to the fluid path - that's every element for the entire integrated fluid path which may include enabling measurement and control capability and then expand the global reach of the business while applying our commercial and operational excellence model to accelerate growth and total business performance.

                      EPI, the business we acquired last spring, continues to open new doors for a much more integrated fluid path design approach. We're now applying micro-scale manifold based systems for bio-tech and clinical equipment applications.

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                      As an example we built a relationship with a leading
                      bio-tech firm to supply virtually all of the fluid path for their new instrumentation used in micro- array DNA screening. It's the same approach for the clinical instrument applications. We're building out all of the critical components of the fluid paths both the liquid and gas paths.

                      So if you look at slide 12, what you see there is equipment that you would find in a diagnostics lab such as for screening in a hospital. The surrounding elements to the core picture illustrate the family of components and assemblies that IDEX has acquired and internally developed as we continue to build out the offering here.

                      Obviously all the specialty pumps but also the valves, the tubing, the fittings, the fluid manifold, the air handling equipment and a variety of custom components - all critical enabling elements of the fluid path.

                      Our addressable market will continue to expand here as, one, the market continues to rapidly expand but also, two, as we build out associated technologies - so again it's more the footprint and it's built on our proprietary technology.

                      In Dispensing, we are the global leader in automated dispensing and mixing equipment used - today - primarily in the paints and coatings market. Orders and sales growth within Dispensing for '06 were 2% and 1%, respectively, in the fourth quarter, orders grew 10% and sales grew 5%, respectively.

                      Within that we continue to see strong organic growth domestically and Europe, while soft, is now stable. Although this project-based business remains our lumpiest segment for sales and orders, Dispensing remains very profitable with a full year operating margin contribution of just under 24%.

                      Our focus in Dispensing is on developing the right applied solution for our customer, encompassing complex color formulation, increasingly precise and reliable custom dispensing technology and the ability to gather valuable transactional data supported by 24/7 customer service and support.

                      Our leading product position enables us to support the continued U.S. retail paint expansion as well to respond to changing regulations and the natural replenishment cycle.

                      I'll move on to Fire and Safety. As you know, we provide highly engineered pumps, valves, and control devices used in fire trucks and emergency vehicles as well as the rescue tools used by first responders.

                      The segment also includes our engineered band clamping business BAND-IT which, like our Fluid Metering business, is experiencing particular growth due to increased oil and gas, as well as other process industry, investment.

                      Overall the Fire and Safety segment is making terrific progress on innovation- based growth of 8% for '06 - well ahead of the market. It is also an extremely profitable segment with an operating margin of over 24%. We've made significant progress establishing our fire and rescue tools business as a true global provider.

                      As you know we operate throughout the world and recently we opened up our newest manufacturing facility - another one in China. This segment is rapidly approaching 50% of its revenue on an international basis about 30% of the revenue is European, 8% Asia and 8% rest of the world.

                      Here again, just to give you an example of the expanding global nature of the business, we received Q4 orders for lifting bags in Turkey for the mining industry and in Canada for the military; pumps and related product in Malaysia for 200 trucks; in Saudi Arabia 197 tanker commitments and we also received rescue tool orders there.

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                      We took orders for a number of new Chinese customers both
                      fire suppression and for rescue equipment. In the U.S., the Fire Act funding release for the previously-approved grants was slower than anticipated in the quarter but, as you can see even with slower than anticipated fire act based spend, our Fire and Safety business had a great quarter and again this year performed extremely well without as much market help.

                      As we look forward into '07, we anticipate continued outstanding global performance and the release of U.S. funds to generate the very healthy market environment.

                      Before we get into the quarter, I'd like to direct your attention to slide 15. We want to provide some perspective regarding our financial performance to reinforce the strategic execution that we've just talked about - and that over the last five years.

                      If you look at slide 15, you quickly realize not just how fast we're growing but how consistently we bring it to the bottom line. For those of you who don't have access to the slide, the sales have grown from $719 million in '02 to $1.15 billion in '06 a compounded annual growth rate of 13%, our operating margin has expanded from 14.5% in '02 to just under 19% in '06.

                      We've more than doubled our EPS from $1.13 in '02 to $2.48 in '06 an annual growth rate of 22%. Obviously we think we've got a long way to go, our balance sheet remains very strong, we have a capacity in place to continue to leverage growth to the bottom line and our execution is continuously improving.

                      So with that I'll turn it over to Dom to walk us through the quarter.

Dominic Romeo:        Thanks Larry and good afternoon everyone. Orders in the
                      fourth quarter grew nicely and as Larry mentioned we have solid momentum moving into 2007.

                      Orders in the quarter were up 25% overall and 12% organically. Sales increased 19%, organic growth was 7% while acquisitions added 10% and currency added 2%.

                      Now let me just give a little bit more color behind the fourth quarter order input rates. Monthly orders were $103 million in October, $108 million in November, and $104 million in December so fairly consistent flow throughout the quarter.

                      The Q4 composition of the 12% organic orders growth by segment is as follows: 16% in Fire and Safety/Diversified Products, 14% in Fluid Metering technologies, 10% in Health and Sciences and 5% within Dispensing.

                      Within both FMT and Fire and Safety, we did experience some level of Q4 orders that relate to the second half of 2007 deliveries. The impact of this would be to reduce our overall reported 12% still to the high single digit range, so still very nice growth.

                      Sales of $302.1 million was an all-time high that was led by Fluid Metering with organic growth of 10%, Health and Science of 7%, Fire and Safety of 6%, we were flat within Dispensing.

                      Turning next to operating margin on slide 17, the 19.5% in the fourth quarter is a 100 basis point improvement from last year and this also includes a 50 basis point impact from the expensing of options, so here just terrific execution both in terms of our operating initiatives and the contribution from our 2006 acquisition.

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                      Flow through on organic growth was just over 35% for the
                      quarter, gross margin companywide was 41.6% - that was up 70 basis points versus last year -and SG&A including the 50 basis point impact from stock option expenses still improved by 30 basis points versus that of last year, so again from anoperating margin perspective very, very strong execution.

                      Slide 18 income and EPS, income from continuing operations of $36.2 million is a 28% increase from last year. Diluted EPS of 67 cents improved by 14 cents or 26% from last year and again from an EPS perspective very strong performance not only for the quarter but for the year.

                      The full year EPS of $2.48 is again an all-time high for the company. I'll mention, too, the effective tax rate for the year is just under 34%; in the fourth quarter that was 32%. Our Q4 ETR was favorably impacted by the renewal of the research and development credit for 2007. We are using 34% for planning purposes.

                      Turning to slide 19, we continue to generate terrific cash flow, for the year free cash flow of $144 million is 20% higher than last year and, again, an all- time high. Our conversion rate was 1.1 times income for the year.

                      On working capital when you adjust for acquisition comparable inventory is up about 7% from year end so with roughly 9% organic sales growth we did have a slight improvement in inventory turns.

                      Our receivables, our DSO, continues in the mid-40s. CAPEX for the year was $21 million and our balance sheet, as you all know, continues to be very strong with debt to cap of 27% at year end. Net debt - that's a cap inclusive of cash
                      - is 21% at year end.

                      Now a little bit more color on the segments, turning to Slide 20, Fluid Metering Technologies. I mentioned the details behind the strong order growth rate earlier. We also experienced consistent growth across all the markets that Larry mentioned earlier. And organic order growth was 14% within this segment. Sales were up 26%, 10% on the organic basis and 15% from acquisition. Currency was 1%. Larry detailed the market trends in our strategic initiatives but Q4 also marked the 11th straight quarter where our organic growth here has been at least 8% or higher.

                      Flow through, again, a great story in margin. FMT posted an impressed 21.6% operating margin. That's up 160 basis points, and again flow through organically was about 30%. So clearly FMT is executing at a very high level and is extremely well positioned.

                      Moving to Slide 21, Health and Sciences, orders grew 31% in total and 10% organically. Sales increased 27% in the quarter. Acquisitions added 20%, while organic growth was 7% and for the full year organic growth was 13%.

                      Operating income of $16.9 million increased 36% from last year and our operating margin of 21.4% for the fourth quarter was up 150 basis points versus last year. And again, the story here is not only our strong growth and margin expansion, but also the impact that HST now has on our portfolio as we move forward.

                      Turning next to Dispensing on Slide 22, orders were up 10% and sales were up 5% for the quarter. Excluding currency, we were flat in terms of organic sales growth. And as we mentioned in the past, Dispensing is our lumpiest segment due to its project nature. And we also highlighted in our earnings release in Q4, there was an impact on revenue due to timing of project based orders in North America.

                      And, as Larry mentioned, we did have a 7% organic growth domestically within the full year within dispensing. And on margin, the $7.6 million was 21% of sales and increased about 30 basis points from last year.

                      Lastly, Chart 23, Fire and Safety, order rates here increased by 20% and 16% organically. So very, very strong. And again, as Larry mentioned, global order intake. For the quarter, sales were up 10% in total and 6% on an organic basis. And again, Fire and Safety grew for the year at 8% organically. Operating income of $16.9 million was up 5%, and while the 24.5% is solid, it was down versus last year in part due to start-up expenses associated with the opening of our new facility for rescue tools in China.

                      So to sum up the quarter companywide, organic growth is nicely complemented with our strategic acquisitions and we continue to expand margin and generate very strong free cash flow. With that, I'll turn it back over to Larry.

Larry Kingsley:       Thanks Dom. We're going to continue our practice of not
                      providing quarterly or annual earnings guidance, but I think it's important to restate our company's long term objectives.

                      We continue to focus on applied products where we're differentiated. We will expand our footprint in high growth markets building on our fluidics core expertise. We're targeting mid to high single digit organic growth, coupled with similar acquisitioned based annual growth, incremental organic operating margin expansion, as you know in the 30 to 35% range, and great cash conversion, as measured by free cash and excess in net income.

                      Based on the continued infrastructure associated demand and our strong execution in Fluid Metering, the market dynamics and the expanding breadth of our portfolio within Health and Science, the continued channel expansion of paints and Dispensing and the global expansion of Fire and Safety, we continue to have the opportunity to post exceptional growth.

                      So... just the beginning. We expect much more of the same outstanding performance. And with that, we'll open the lines for questions.

Operator:             At this time I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question is from Scott Graham with Bear
                      Stearns.

Scott Graham:         Good afternoon. I have two or three questions. First of
                      the Fluid and Metering organic growth double digit, and I was wondering if from your comments, Larry, it sounded like it was extremely broad based. Is there any division in particular in Fluid and Metering that has really been a real standout performer? Any end market in particular, either/or?

Larry Kingsley:       Scott, the short answer is the growth was very broad
                      based. And there were operating units within FMT, essentially all of them contributing to that broad growth base. We basically looked at it by segments, as we typically do and that's market-based segments, so we understand what's going on within the industrial segment and where we see the product base execution results as well.

                      And I will tell you that there wasn't one any very large single order as associated with any one of them. And if you were to go through them, Warren Rupp, Viking, Pulsafeeder, all the brands you're familiar with, you'd see very strong growth essentially across the entire group.

                      The industry's segment performance was basically pretty strong, too, across all those process associated segments and in particular the ones that are more infrastructure-associated. So, as I said in my prepared remarks, the water, chemical, the downstream energy markets were all very strong and continue to look great.

Scott Graham:         Okay. Sort of the opposite question for Health and
                      Science. That's a business that I think that internally, you guys have high hopes for that to be a double digit - a continuous double digit organic grower, and that really hasn't been the case the last couple of quarters. Can you maybe give us some color as to why you think that's the case, Larry?

Larry Kingsley:       Basically, if you look at just the fourth quarter, I think you could make that comment, but the Health and Science platform is definitely going to be a strong organic growth contributor for us for a long time to come, Scott.

                      The business is doing just great and there is a little bit of OEM-like lumpiness to their business, so you do see some organic cyclicality, if you will, in a given year, but if you look at it, it's a nice year-on-year steady growth business.

                      We have no concerns there relative to our organic capability.

Scott Graham:         My confusion in asking the question, I assumed that you
                      got about a point of price last quarter suggesting that the real growth was maybe more like 9 as opposed to 10.
                      That's really all I was referring to. So you would attribute that to sort of maybe a little bit of lumpiness within that business, if you were -

Larry Kingsley:       Yes. I suspect a little bit of lumpiness, a little bit of
                      issue of the comps. We definitely see strong continued growth.

Scott Graham:         That's fine. My last question -

Larry Kingsley:       Scott, just to be clear, too, if you look at the orders
                      growth rate, you see a really strong healthy - very healthy orders growth rate.

Scott Graham:         Yes. I did see that. Final question is the one I ask all
                      the time, you're still comfortable with doing a $20 million cost save in 2007, something in or around there?

Larry Kingsley:       Absolutely Scott. Absolutely. We made a lot of progress
                      with regard to operational excellence this year. We've added significantly to the regional staff that we have now in terms of directors of operational excellence and the strategic sourcing team.

                      We opened a new expanded Asian sourcing office to serve the entire corporation just last week in China. And if you look at both the labor and material productivity assumptions that we have in our internal plans, you wouldn't draw any different conclusions relative to our ability to perform as we have historically.

Scott Graham:         Very good. Thank you.

Operator:             Your next question is from Jim Lucas with Janney
                      Montgomery Scott.

Jim Lucas:            Thanks. Good afternoon.

Larry Kingsley:       Hi Jim.

Jim Lucas:            Two questions. First, on Dispensing, could you give us a
                      little bit of additional color on North America and Europe of what you're seeing there, your comments about Europe stabilizing in particular? And secondly, one of the things that really is indicative of IDEX is the process structure that's put in place, that you're continuously evolving.
                      And could you perhaps share a little bit of the acquisition integration side if indeed the process is there and what you can show us on the outside?

Larry Kingsley:       Sure. We can talk a little bit about that. Let me go back
                      to your Dispensing question, first. We continue to see on the North American side of Dispensing solid growth based on the retail channel expansion. And that's all facets of it, the hardware store chains, the specialty stores, the DIYs, new store openings and replenishment is still consistent with our expectations.

                      We definitely still continue to see lumpiness and we talked a little bit about the fact that we didn't realize fourth quarter orders and sales in Dispensing based on that which we still see that opportunity in the same kind of lumpiness fashion moving forward as good news.

                      There is really nothing there in terms of a negative at all in the domestic dispensing world. You know, the Wal-Mart rollout continues to go quite well. They're very pleased with how this has enhanced their ability to serve that segment. And we think the ongoing competition, essentially, Jim, within the paint segment is going to continue to drive machine purchases.

                      So there really is no change in dynamic there. It's a great one. And as a matter of fact, we still see other retail interest as we go forward in that equipment.

                      In Europe, in terms of the comments of things stabilizing, definitely see that the market is stable, it's solid. Where we've come off in Europe- the combination of regulation driven growth on top of a replenishment cycle - we see opportunities now moving forward for replenishment and we see opportunities to bring new equipment to market that we think enhances our position. So there should be some share gain opportunity there as we look forward.

                      So stable I think is a good way to put it and there should be some good growth opportunities as we look out into the future for European dispensing.

                      With regard to your other question, what we do to drive process, how that applies to acquisition integration, if you look at what we do so well as a company, it's basically attack the material and labor productivity consistently at the business unit level for the most part on the factory floor, and we don't count any form of savings until we really get out and that means get it out in the way of either overtime reduction, labor reduction, or if it's growth that we're leveraging, we measure that but we measure it and differentiate it versus the real cost opportunities.

                      Same on the material side. And I think it's the diligence of how we go at that and how closely we measure it and how well we've done that that we can take into new acquisition and apply the same kinds of opportunities. So if you look at our '06 acquisitions, JUN-AIR and EPI earlier in the year, those businesses are moving along very nicely adopting our operational excellence capabilities, the tools, the measurement systems.

                      They put together their annual operating plans for '07 using the standard IDEX approach now. We had good give and take on what we expect and the way of productivity improvements out of both those businesses. And they've got a very clear, multi-year path ahead of them as to how they can continue to grow and bring it to the bottom line.

                      If you think about the actual process of integration and what we do there when we buy a company and how that applies, it really applies differently to each and every entity. There isn't a standard approach we take for every acquisition.

                      Some of them that have good process in place, they have a good sense of their direction and they have a very clear market niche that's something that we can leverage going forward, basically by bringing them into the portfolio, we're not going to get as involved. It's going to be a little less intrusive process.

                      And you could say Banjo would be a great example of that. Others whereby way of what we think the upside entails and what we can do to help them drive costs, or continue to drive differentiation.

                      For that matter, you know it's going to be a much more actively engaged process where we bring people into the functional positions and those people are on-site full-time, bringing the tool set in an extremely aggressive fashion.

                      So I would say to you that I basically think the only way to think through proper acquisition integration in a company like ours, where you've got diverse opportunities and diverse performance coming in the door, is to think about each one independently and build the right approach as a function of what you're going to bring to them.

Jim Lucas:            Okay. Thank you very much.

Operator:             Your next question is from Mike Snyder with Robert W.
                      Baird.

Mike Snyder:          Good afternoon.

Larry Kingsley:       Hi ,Mike.

Mike Snyder:          Maybe you first can address just the comment
                      (unintelligible) made earlier, maybe you could just repeat it about the orders that were either pushed our or taken in from the second half of '07. I guess I didn't understand the comment.

Larry Kingsley:       Sure Mike. If you look at the organic order growth rate
                      for the fourth quarter it was about 12% and in the quarter this was a fairly slight impact. In the quarter we had some Q4 orders that as we look at those they were late the second half of 2007 sales and/or deliveries, so if you were to adjust that out.

                      And again it was primarily within Fluid and Metering and Fire and Safety. Fire and Safety grew 16% organically in the quarter and FMT was at 14%, so if you adjust those out from the company total, it had about a 2% impact on the order growth rate, but still very, very solid. But we wanted to make sure we highlighted that we had some timing mismatch there within orders.

Mike Snyder:          Okay. And then last quarter, Dom, you did talk about the
                      fact that you thought actually pulled some orders forward and I believe you were actually cautioning us that the order growth rate this quarter for the company might be less or so because of it. Can you describe, you know, in actuality orders accelerated, kind of the puts and takes there?

Dominic Romeo:        Mike, I don't recall the third quarter analysis you just
                      described. I think what we were trying to point out in the fourth quarter is what I just described, which is the 16% in Fire and Safety and the 14% would be a bit lower if you adjust out orders that relate for '07.

                      I'm sorry, second half of '07 not the first quarter. But again the message here, Mike, is very, very strong growth and orders within both FMT and Fire and Safety - well in that range of our sales growth that we've seen in the last several quarters for Fire and Safety and for FMT specifically.

Mike Snyder:          Agreed. In fact I was surprised by again the sequential
                      acceleration in orders again given your comments I believe from last quarter about the pull forward. But nevertheless just switching into Dispensing, can you describe how much was actually pushed out in Dispensing in dollar terms in orders or shipments?

Dominic Romeo:        I don't think we want to quantify that Mike. It was a
                      fairly significant order for the group, but you know we're not going to go there.

Mike Snyder:          Okay. And in Fire and Safety margin is now because I
                      believe almost solely the China facility have been down year over year both third quarter and fourth quarter. How long do those ramp up expenses continue? And I guess when do you the corner and begin to show year over year improvement, Dom?

Dominic Romeo:        Yeah, Mike, most of the costs in the third and fourth
                      quarters have been training, recruiting and the like, so I would say '07 we feel very good about the margin flow through and the contribution from Dinglee - so primarily in '06 second half discussion, not a '07 discussion.

Mike Snyder:          Okay, so in other words in first quarter yes you think you can turn the corner and show year over year improvement, Dom?

Dominic Romeo:        We're not going to get into giving forward looking
                      guidance on the quarter, but I will say the startup costs for Dinglee should be diminished.

Mike Snyder:          Okay. And can you give us an update on the Banjo
                      acquisition?

Dominic Romeo:        It's going extremely well, Mike. If you look at sales
                      achieved, you know, under our ownership - basically very much on target with our internal expectations -- at just under $12 million.

                      Their margins are great and we think we've got a real winner here in terms of ability to take this product line globally and also to leverage the channel exposure we've got both ways - both to FMT and some FMT products by way of the Banjo channel so things are going extremely well. There's really not a single nit or negative that I could pick out.

Mike Snyder:          Okay. And the entire discussion around ethanol and its
                      impact on Banjo's growth opportunities; have you done any fresh analysis now, given what's coming out of Washington?

Larry Kingsley:       Yes, we have. There's a lot of conflicting stuff coming
                      out right now with respect to alternative fuels in general and ethanol in particular. On the one side of the equation, I would tell you that we still see huge capital investment.

                      And, frankly, to get to the kinds of numbers that the President suggested last week of 20% within 10 years that would require a much, much larger infrastructure investment. Now where we are with many of our process applications, frankly, is more along the lines of how to make more ethanol out of a given bushel of corn.

                      And we've seen with some of the newer processes that our equipment is on that we're not yielding - the firm is yielding just under three gallons per bushel versus under two to where they were.

                      So we think the efficiency issue is really going to drive ethanol in particular and continue to drive new systems investment for capital equipment that's going to entail our various Fluid Metering products.

                      The regulations driving bio-diesel, Mike, are also continuing as you know and there's a lot more in the way of low sulfur diesel that's coming into the marketplace in cars that are being designed around a low-sulfur diesel again.

                      So I think that, irrespective of the current, a $55-per-barrel kind of number, which is still, frankly, a good number, the downstream investment for alternative fuel is just going to be quite large and we're going to continue to see short and long-term some nice investment around continued process reinvestment, particularly around the efficiency issue.

                      On top of that, as I mentioned, in the Toptech comments, you know Toptech is a super acquisition. This business tremendously broadens our ability to go after the logistics of both fossil fuels and alternative fuels. And where we see Toptech applications for continued expansion, irrespective of oil and gas segment growth.

                      It's all around the terminals, the numbers of terminals that we think are out there and available for new total systems, the number of pumps and flow meters and the other discrete components that we can apply by way of pull through, now having that Top Tech capability.

                      So if you look at downstream energy in total, we think it's a very attractive segment to begin with and we've got an excellent play now - much, much more tremendously expanded by way of what we've gotten with the Toptech capability.

                      And frankly, there are some other product segments that we'd like as well to continue to add on to that capability so that whole Liquid Controls group becomes a pretty large strategic interest for us.

Dominic Romeo:        Hey, Mike, I had a chance to look back over the third
                      quarter and you were right. Within Fluid and Metering as you recall we reported organic orders in the third quarter up 17% and we highlighted that if you adjusted for '07 inputs that would be 13 to 14%.

                      So the 14% this quarter is a similar type of analysis. So, sequentially tremendous growth and year on year as well, very consistent in terms of the double digit type growth in orders when you adjust for the '07 inputs in '06.

Mike Snyder:          Got it. Thank you, again.

Dominic Romeo:        You're welcome.

Larry Kingsley:       We gave you several answers to your several questions.

Operator:             Your next question is from Jack Kelly with Goldman Sachs.

Jack Kelly:           Good afternoon.

Larry Kingsley:       Hi, Jack.

Jack Kelly:           Larry, just on the fire suppression and rescue equipment,
                      given the Fire Act, which has been literally hanging for it seems like a year in terms of the funds flowing, and now you say they are, can you just maybe size the opportunity looking on the fire suppression side and on the rescue tool side?

                      I mean, do you know how much money might be flowing to those areas and how much might it translate through to those two divisions for you.

Larry Kingsley:       Yeah sure, Jack. Let me get there in just a second. You
                      know the bottom line for us for Fire and Safety, though, for the quarter was that we saw fantastic orders growth and really solid sales growth as a function of the global expansion.

                      So, you know, we see as we look into this year great opportunities. I don't want to say irrespective of the Fire Act, but based on what we're doing to grow that business.

                      Now frankly without the Fire Act support, all that said, I'll give you the numbers. The funds released rate through the end of the calendar year '06 versus the funds released rate through the calendar year '05 was about half the pace, just under half the pace.

Jack Kelly:           So that was quarter over quarter, Larry, or for the full
                      year '06?

Larry Kingsley:       For the full year, calendar year '06 versus the equivalent
                      '05.

Jack Kelly:           Okay.

Larry Kingsley:       At the point of approval versus that released rate and the total amount released by year end. So if you think about it, the actual number is 46%. You know there has not been the release or the approval to specific projects of the funds to this point for those that were already legislated.

                      And so we've got the opportunity frankly for improved '07 support there. We're not banking on it frankly. We think we've got a great growth opportunity otherwise.

                      And while the mix of what we see coming out of Fire Act based or Fire Act grant status is going to we think actually continue to help our overall sales because more of the equipment that we sell versus other things such as training and other things in general that had historically supported.

                      I would just tell you that we're working more on our global expansion within Fire and Safety than anything else.

Jack Kelly:           Just so I understand the flow of funds, so the rate was
                      down significantly in '06 and why is it going to turn and when is it going to turn in '07?

Larry Kingsley:       The original approved funding...

Jack Kelly:           Right.

Larry Kingsley:       ... was at the same total amount at $650 plus or minus
                      million than it had been, so it's a relatively flat number on a year over year basis. But the rate at which the specific projects had been approved, and which funding had been released has been running at about half the pace that it had been on a prior year basis.

                      So funding is approved. It's already been legislated, but what's been released through the end of the calendar year '06 is only about half of what had been released in the comparative period a year ago.

Jack Kelly:           Okay, and do you have any sense if it did turn or the
                      release rate increases, what it could mean to those two divisions? Notwithstanding and I know you're doing well overseas, but just kind of again focusing on the U.S.
                      part.

Larry Kingsley:       Obviously it's upside. It's upside. You know we've gotten
                      a lot of mixed signals out of D.C. relative to what projects are going to be approved and at which rate. We've got good visibility into where we play on most of the larger projects anyway. But a catch-up scenario in '07 would yield a better growth opportunity for us.

Jack Kelly:           Just looking at pricing across the company, could you -
                      and that's been kind of running 1% or 2%. Maybe you could just update us on that number for '07?

                      And then secondly, I know there are a lot of factors that could point to this, but if we looked at the price cost dynamic for IDEX in '07 versus '02, so let's assume prices were up the same amount in '07 as they were in '02, is the cost structure or it's commodities, etc., going to be a lot better than it was or is it, you know, still, you know, whatever equilibrium there was in '06, it's the same as in '07?

Larry Kingsley:       Yeah. I'd have to give you the real - the appropriate
                      answer, Jack, I think we ought to do the analysis around, you know, mix '06 versus '02. I don't think though that you're going to see tremendous inputs difference in the mix of '02 versus mix of '06.

                      There's certainly a different sales base with some of the acquired products. But if you think about steel and the nickel components and aluminum and copper, without having all that analysis in front of me, I'll tell you, I don't think that's tremendously different.

Jack Kelly:           Okay. And I guess just one follow-up question on
                      Dispensing. I think in the third quarter, Larry, you used the word stabilize for Europe in terms of sales in Dispensing but they were actually up - it was actually up
                      3% or 4% or somewhere around maybe a mid-single digit number. Was that the experience in the fourth quarter also?

Larry Kingsley:       Not the same number, no. But it's - the comments in terms
                      of stable where we certainly don't see year-over-year decline as we look at the European Dispensing business.
                      It's going to bounce around a little bit as does the entire Dispensing business quarter-to-quarter. But it's certainly not going to be an ongoing decline in business opportunity for us...

Jack Kelly:           Okay.

Larry Kingsley:       ...or business scenario for us.

Jack Kelly:           So in the fourth quarter, it was up but maybe not by the
                      amount I suggested.

Larry Kingsley:       Actually, no. It was not.

Dominic Romeo:        It was down slightly, Jack.

Larry Kingsley:       Yeah, but not very significantly.

Jack Kelly:           Okay. All right, good. All right, thank you.

Larry Kingsley:       Thank you.

Operator:             Your next question is from Charles Brady with BMO Capital
                      Markets.

Charles Brady:        Thanks. Good afternoon.

Larry Kingsley:       Hi.

Charles Brady:        Could you guys quantify in Fire what the margin impact was for the China cost?

Larry Kingsley:       Yeah.

Dominic Romeo:        It's roughly a half a million or so year-over-year in
                      terms of incremental cost in the quarter.

Charles Brady:        Thanks. And just to start on Toptech, I'm trying to
                      understand their business. Do they have sales outside of North America?

Larry Kingsley:       Very little; very little. The Toptech business is - has
                      been principally a North American business. They do have a presence in Europe. But, obviously, with the IDEX channel now available to them, not just in Europe but in all parts of the world, that's a tremendous advantage for how we can together take those product opportunities and push forward.

Charles Brady:        Is there a similar set of API standards that govern
                      European data exchange as, you know, has sort of been the key to them in the U.S. is they've got this database that sort of helps their customer base out. Is there a similar opportunity for them to go in and establish for their own
                      Toptech standard and then push that out to a European customer base as in North America or is it - the Europeans kind of following what the API does in the U.S.?

Larry Kingsley:       It's very much the same type of standard. And, obviously,
                      that's driven in the case of the global oil companies by those companies and their desire to have that capability wherever they are in the world, be it Europe, North
                      America, you know, Eastern Europe for that matter, or Asia.

                      So the standards are the same, the transactional concern, protecting against fraud, all the issues that apply to terminal management and particularly the transaction management avail, that kind of opportunities globally, that essentially Toptech has become the preferred solution for North America.

Charles Brady:        So there's no real specific barrier that would prevent
                      them from sort of taking this platform, this idea and applying it to a European standard.

Larry Kingsley:       Not at all. There's not a standard barrier in any fashion, there's not a product specification issue that we need to work around; it's essentially taking the software and hardware capability, appropriately packaging it for the system design that makes sense for the particular customer, some of that is a little different country to country. But for the most part, it's the capability that we have and taking it by way of our channel to market.

Charles Brady:        Thanks very much.

Larry Kingsley:       You're welcome.

Operator:             Your next question is from Ned Borland with Next
                      Generation Equity Research.

Ned Borland:          Hi, guys. Hi, Larry, Dom.

Larry Kingsley:       Hi, Ned.

Ned Borland:          One quick one here on the Fluid & Metering margins. I'm
                      just trying to get a sense for how much of the 160-basis point improvement, how much of that was attributable to say mix issues with the inclusion of the high margin Banjo acquisition?

Dominic Romeo:        Yeah. The way to think about it, if you go back to Slide
                      20, the incremental sales in total were about $25 million inclusive of acquisition and our operating income was up
                      $6.8 million. If you adjust for currency which doesn't flow, the overall flow-through is about 30%. So you kind of see the equal impact. And as we've discussed, Banjo is tremendously profitable.

                      So you can see organic was 10% in terms of revenue growth and Acquisition 15. So clearly, the unit got flow-through of 30% or so on its organic and, obviously, Banjo, as we mentioned in the past, is very profitable, so you're seeing the impact of both.

Ned Borland:          Okay, great. That's all I had.

Larry Kingsley:       Thanks, Ned.

Operator:             Your next question is from Walt Liptak with Barrington.

Walt Liptak:          Hi, thanks, and good afternoon.

Larry Kingsley:       Hi, Walt.

Walt Liptak:          My question is about, you know, the order trend in the
                      fourth quarter, the pickup. And, you know, it sounds like you continue to drive the businesses like Liquid Controls towards system sales. And as you do that, can you breakout the sales that you have that are going towards distribution, OEM, or some kind of a breakout in systems versus book and ship?

Larry Kingsley:       A number of questions there within your statement or your
                      one question. Walt, the most important thing for us in terms of what we're expanding in any of the businesses is where we've got a great niche, what we're always looking at is how can we take advantage of the core capability that we've got and expand the target markets and trying to do so tremendously?

                      With the couple of examples that I talked about today, both what we're doing within the Liquid Controls Group and also Health and Science example, now those are already winning, they're generating huge returns for us. And, frankly, the channel strategy that we think about in terms of how we size up those growth opportunities is secondary to what is the inherent end-mark growth potential.

                      So we don't really go into an opportunity thinking about, how do we want to compartmentalize this in terms of direct versus distribution sales and that doesn't change the relative attractiveness necessarily because our profitability both by way of OEM and distribution sales is pretty close to the same, all over the company.

                      In terms of breaking it out basically and thinking about lumpiness or issues of the sort, the newer higher growth business opportunities are not going to be, for the most part, big one-off kinds of orders, they're going to be mid-size product or system commitments that are either going to be direct or they're going to be by way of distribution and we'll see it in a way of just good constant growth and, particularly, with regard to Fluid and Metering.

                      In the Health and Science space, as you know, from time to time there, we do get larger one-off kinds of OEM commitments. So the dynamic there is a little different. If you think about the profile of the overall company and where the growth is coming from, that doesn't tremendously change the mix of direct versus distribution sales content.

Walt Liptak:          Okay. Well, as I see it, going out of your year, you've
                      got more larger systems commitments. And the sort of phenomena happened in the first quarter of 2006 where you had some lumpy order trends that, you know, appeared to be slowing into the second quarter; they weren't, it was because the first quarter was so strong for systems.

                      What does the visibility look like beyond December? Or what does the Pipeline Systems business look like, whether it's in the H&S segment or in, you know, Fire & Rescue?

Larry Kingsley:       Well, first, on the first quarter '06 comment, that was
                      more so relative to the Health and Science OEM customer blanket commitments versus a systems set of order commitments. So that's really the OEMs that are in that space who place more in the way of annual blankets in the first quarter of '06 than they had traditionally done and that happens from time to time depending on how they're managing what they see as their - principally their equipment product sales.

                      I'm not going to comment on '07 and certainly not relative to what we saw in the way of Q4 '06 exit order rates. But I will simply tell you that our order rates ended the year strong and we feel really good about the business.

Walt Liptak:          Okay. Okay, great. Thanks very much.

Larry Kingsley:       Bye, Walt.

Operator:             Your final question is from Amit Daryanani with RBC
                      Capital Markets.

Amit Daryanani:       Thanks a lot. Hey, just a question on the Dispensing
                      segment. It looks like timing of deliveries impacted the year-over-year growth. I realize you don't want to quantify the impact. But I guess should we expect an uptick in Q1 into the sales of that segment or is it getting pushed out beyond Q1?

Dominic Romeo:        We're not going to quantify it as we said earlier. The Q4
                      order will have a favorable impact to the first half of '07.

Amit Daryanani:       All right. And now just look at commodity prices, you
                      know, things somewhat looked a little bit more benign versus last year. I'm just wondering, does that give you better margin expansion potential this year since your price increases will probably not only just offset the raw materials inflation but may also help expanding margins? I mean how should we think about that?

Larry Kingsley:       Yeah, yeah; potentially. I don't think you ought to bake
                      in a very large variable margin expansion based on that because, again, we didn't see the kinds of inputs increases - material inputs increases last year that some other companies did.

                      Probably the only material component wildcard that applies to us as we go into '07 that we're watchful on are the stainless components with nickel in particular. Most of the rest of the metal commodities I think we're in better shape on, there's not quite as much variance built into the various different forecasts from the various economists that we track.

                      And so - now our ability to get price is, again, more a function of our business model than a direct correlation to the changes in inputs. So if you think about that, your theory is probably correct but there is a margin opportunity there.

Amit Daryanani:       Fair enough. Just the last question, could you guys just
                      talk about your cap ex expectation and plan for '07?

Larry Kingsley:       Sure. As you saw, '06 versus '05 was basically flat,
                      actually slightly down. And Dom, correct me if I'm wrong, we've got a little bit of an increase baked into '07 but it's not significant.

Dominic Romeo:        Yeah. Probably in the 25 to 30 range, 30 being extremely
                      high; I think 25 is where we'll probably end up. But we'll look at acquisitions very closely as well in terms of cap ex.

Amit Daryanani:       All right. Thanks a lot.

Larry Kingsley:       Thank you.

Susan Fisher:         Thanks for joining us today. If we didn't get to your
                      questions, we'll be around the remainder of the afternoon for follow-ups. And the replay again is 800-642-1687 with a passcode of 5707350.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END